Contact:
Richard Garr, President	301.366.4960
Ina McGuinness, Investor Relations	310.954.1100
Deanne Eagle, Media	917.837.5866

For Immediate Release

NEURALSTEM RAISES $1 MILLION IN REGISTERED DIRECT OFFERING

Rockville, Md., July 1, 2009 —Neuralstem, Inc. (NYSE Amex: CUR) announced today that Vicis Capital Master Fund has purchased 800,000 shares of Neuralstem common stock at $1.25 per share, reflecting an approximate 20% premium to the closing  price of the stock on Monday, June 29.   The Company also issued to Vicis warrants to purchase 2.4 million shares of Neuralstem common stock at $1.25 a share, a third of which must be exercised within a year from the date of issuance, a third within three years, and the final third within five years from the date of issuance.  Neuralstem plans to use these proceeds for working capital.

Vicis Capital Managing Director Chris Phillips, stated, “We are very excited to complete this transaction as we believe this is a strong investment for our portfolio.  We are confident in the company’s leadership position to treat neurodegenerative conditions and injury with its cells."

Richard Garr, President and CEO of Neuralstem, stated, “These funds will help to support the development of our stem cell technology including the pre-clinical work  at the China Medical University & Hospital of Taiwan on stroke. We appreciate Vicis’ show of commitment to our vision and business model.”

Midtown Partners & Co., LLC, a FINRA member & SIPC Broker/Dealer served as exclusive placement agent for the offering.

About Vicis Capital, LLC

Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust (Vicis), is a multi-strategy hedge fund focusing on equity volatility arbitrage and convertible arbitrage, with expertise in quantitative, fundamental, macro and situation-specific analysis.

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

9700 Great Seneca Highway Rockville , MD   20855   301-366-4960   FAX   240-453-6208

About Midtown Partners & Co., LLC

Information on Midtown Partners can be found at http://www.midtownpartners.com.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.  Neuralstem’s IND (Investigational New Drug) application is under review with the FDA for ALS.  ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE; June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-Q for the quarter ended March 31, 2009.
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